Exhibit 99.1
NEWS
2401 21st Avenue South, Suite 200, Nashville, TN 37212 (615) 297-4255 Fax: (615) 297-6240

Investor Contact:	Emanuel J. Eads
President and Chief Executive Officer
(615) 297-4255
eeads@parking.com
CENTRAL PARKING COMPLETES MERGER
FOR $22.53 PER SHARE IN CASH
     NASHVILLE, Tenn. — (May 22, 2007) — Central Parking Corporation (NYSE:CPC) today announced the completion of its previously announced merger with an affiliate of Kohlberg & Company, LLC, Lubert-Adler Partners, L.P., and Chrysalis Capital Partners, L.P.
     The shareholders of Central Parking voted to approve the proposed merger agreement that the company entered into on February 20, 2007 at a special meeting held on May 21, 2007. Holders of approximately 28.4 million shares of Central Parking voted in favor of approving the merger agreement and the transactions contemplated thereby, representing approximately 88% of Central Parking’s total outstanding voting shares and over 99% of the total votes cast. As a result of the transaction, each issued and outstanding share of Central Parking common stock was cancelled and converted automatically into the right to receive $22.53 in cash, without interest. Effective as of today, Central Parking’s stock will no longer be listed for trading on the New York Stock Exchange and trading will be suspended prior to market open Wednesday, May 23, 2007. Shareholders of Central Parking who have stock certificates in their possession will receive instructions by mail from Computershare Shareholder Services, Inc., the paying agent, concerning how to forward their certificates for payment. Shareholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash as such conversions will be handled by the bank or broker.
     Emanuel J. Eads, Central Parking’s president and chief executive officer, said, “We are pleased with the overwhelming endorsement of this transaction by our shareholders. We look forward to working with our new owners and our management team to continue to provide the highest levels of customer service in the industry.”
     Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking and transportation-related services. As of March 31, 2007, the Company operated approximately 3,000 parking facilities containing approximately 1.4 million spaces at locations in 37 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Chile, Colombia, Peru, Spain, Switzerland and Greece.

Central Parking Corporation Completes Merger

May 22, 2007
About Kohlberg & Company
     Kohlberg & Company, L.L.C. (together with its affiliates, “Kohlberg”) is a leading U.S. private equity firm with offices in Mt. Kisco, New York and Palo Alto, California. Since its inception in 1987, Kohlberg has completed over 90 platform and add-on acquisitions as the control investor in a variety of industries, including infrastructure, manufacturing, healthcare, consumer products and service industries. Kohlberg has invested a total of $1.6 billion in equity across five private equity funds with an aggregate transaction value of approximately $6 billion.
About Chrysalis Capital Partners
     Chrysalis Capital Partners, L.P. is a private equity firm managing $300 million of committed capital and focused on control investments in special situations involving middle-market companies in a wide variety of industries across the United States.
About Lubert-Adler Partners
     Lubert-Adler Partners, L.P. is a real estate private equity firm headquartered in Philadelphia with offices in New York, Los Angeles, London, Atlanta, and Baltimore. Lubert-Adler was founded in 1997 and has raised over $4 billion of equity across five funds and has invested in over $20 billion of real estate assets. Lubert-Adler’s current fund — Fund V — represents $1.7 billion of equity and commenced in 2006.
     This press release contains historical and forward-looking information. The words “possible,” “may,” “guidance,” “looking ahead,” “expectations,” “plan,” “assumptions,” “estimates,” “anticipates,” “goal,” “outlook,” “intend,” “continue to expect,” “should,” “believe,” “project,” “objective,” “outlook,” “forecast,” “will likely result,” or “will continue” and similar expressions identify forward-looking statements. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements.
     Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.